Exhibit 99.1

Investor Relations Contact

Tim Smith, 703-854-0348

For immediate release	Media Contact
June 7, 2012	Meghan Lublin, 703-854-0299

Sunrise Senior Living Enters Agreement to Transfer Seven Sunrise Communities to a New Joint Venture

Sunrise to Refinance Communities, Receive $5 Million and Continue Managing Communities

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that it has entered into an agreement with CHT Partners, LP, a subsidiary of CNL Healthcare Trust, Inc. (“CHT”), to form a new joint venture to which Sunrise will contribute seven consolidated communities containing 687 units and CHT will contribute approximately $57 million. The new joint venture will be owned approximately 55 percent by CHT and approximately 45 percent by Sunrise Senior Living Investments, Inc., a subsidiary of Sunrise Senior Living, Inc., with a gross valuation of approximately $226 million.

In connection with the transaction, it is expected that approximately $50 million will be used to pay down existing financing on certain of the communities transferred to the new joint venture. Sunrise is expected to receive approximately $5 million in cash at closing of the transaction.

Sunrise CEO Mark Ordan commented: “This transaction continues our strengthening of our balance sheet and of Sunrise overall.”

Sunrise will continue to operate the seven communities under long term management agreements with a six percent management fee. The seven communities are comprised of Sunrise on Connecticut Avenue in Washington, DC, Sunrise of Santa Monica in Santa Monica, CA, and the five communities from Pool 19 and Pool 21 referenced in Sunrise’s Form 8-K supplemental information filed on May 1, 2012.

The transaction is expected to close within the next 60 days, subject to CHT’s completion of satisfactory due diligence and the closing of new senior debt financing. There can be no assurance that the transaction will close or as to the timing of the closing.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,600 people. As of March 31, 2012, Sunrise operated 308 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 30,300 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

About CNL Healthcare Trust

CNL Healthcare Trust, Inc. is an investment offering that acquires properties in the senior housing and healthcare sectors, although it may also acquire other income-producing properties. The company intends to qualify as a non-traded real estate investment trust. CNL Financial Group, LLC is the sponsor of CNL Healthcare Trust. For more information, visit www.CNLHealthcareTrust.com.

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Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that these expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to; the risk that we may not be able to successfully execute our plan to sell certain assets mortgaged pursuant to our German restructure transaction or the net sale proceeds of the mortgaged North American properties may not be sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the German restructure transactions when such payment is required in October 2012; the risk that we may be unable to reduce expenses and generate positive operating cash flows; the risk of future obligations to fund guarantees to some of our ventures and lenders to the ventures; the risk of further write-downs or impairments of our assets; the risk that we are unable to obtain waivers, cure or reach agreements with respect to existing or future defaults under our loan, venture and construction agreements; the risk that we will be unable to repay, extend or refinance our indebtedness as it matures, or that we will not comply with loan covenants; the risk that our ventures will be unable to repay, extend or refinance their indebtedness as it matures, or that they will not comply with loan covenants creating a foreclosure risk to our venture interest and a termination risk to our management agreements; the risk that we are unable to continue to recognize income from refinancings and sales of communities by ventures; the risk of declining occupancies in existing communities or slower than expected leasing of newer communities; the risk that we are unable to extend leases on our operating properties at expiration; the risk that some of our management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; the risk that our management agreements can be terminated in certain circumstances due to our failure to comply with the terms of the management agreements or to fulfill our obligations thereunder; the risk that ownership of the communities we manage is heavily concentrated in a limited number of business partners; the risk that our current and future investments in ventures could be adversely affected by our lack of sole decision-making authority, our reliance on venture partners’ financial condition, any disputes that may arise between us and our venture partners and our exposure to potential losses from the actions of our venture partners; the risk related to operating international communities that could adversely affect those operations and thus our profitability and operating results; the risk from competition and our response to pricing and promotional activities of our competitors; the risk that liability claims against us in excess of insurance limits could adversely affect our financial condition and results of operations including publicity surrounding some claims that may damage our reputation, which would not be covered by insurance; the risk of not complying with government regulations; the risk of new legislation or regulatory developments; the risk of changes in interest rates; the risk of unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, downturns in the housing market, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; the risks associated with the ownership and operation of assisted living and independent living communities; other risk factors contained in the Company’s Form 10-K filed with the SEC on March 1, 2012, as amended on March 15, 2012, and as may be amended or supplemented in our Form 10-Q filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. Unless the context suggests otherwise, references herein to “Sunrise,” the “Company,” “we,” “us” and “our” mean Sunrise Senior Living, Inc. and our consolidated subsidiaries.

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